Exhibit 10.1

August 16, 2012

Mr. Andrew H. Parnes

117 Via Sabinas

San Clemente, CA 92673

Dear Andy:

This letter will confirm our offer of employment to you as the Chief Financial Officer for Shea Homes (the “Company”). This offer is contingent upon a pre-employment drug screen.

•	Your annual salary will be $350,000 ($13,411.41 bi-weekly based on 2088 hours).

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You will participate in a Shea Homes discretionary annual bonus plan with a target bonus of up to 125% of base salary. Fifty percent (50%) of the 2012 bonus plan will be based on achievement of global Shea Homes net profit and the remaining 50% will be discretionary. The 2012 bonus will be prorated, based on your date of hire.

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You will participate in the Shea Homes Appreciation Rights Plan which is a multi-year equity appreciation plan designed to provide you with a financial incentive related to the Company’s long term success. The estimated grant value for your position would normally be $300,000. However, based on your employment beginning in the last quarter of this year, the estimated value of the grant is $250,000. There will be an interim payment made of $62,500 to be paid in the 1st quarter of 2013.

•	You will receive an annual auto allowance of $6,000 as well as a gas card.

•	You will receive a monthly personal device allowance of $85 to offset expenses associated with your personal Smart phone.

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You will be eligible to receive an employee discount (waiting period waived) for the purchase of a Shea Home. The discount is 3% of the base price, up to $15,000. A discount on options is also available.

•	You will be eligible to participate in the Company 401(k) plan.

•	The Company provides Paid Time Off (PTO), and you will begin accruing PTO at a rate of four weeks per year.

Additionally, you will be eligible to participate in the various benefit plans maintained by the Company in accordance with the terms and eligibility conditions of the individual plans. The benefit package will be explained to you in detail during your new hire orientation.

In an effort to expedite your orientation process, please come prepared with the following information:

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The Shea family of companies participates in the Systematic Alien Verification for Entitlements (SAVE) Program, the United States Department of Homeland Security’s electronic employment verification program. You will be required to provide acceptable forms of I-9 documentation on your first day of work to demonstrate that you are legally authorized to work in the United States (Examples: Passport or driver’s license with your social security card or a certified copy of your birth certificate). Information from that documentation will then be cross-referenced with the SAVE database to verify your work authorization. If it appears that your authorization to work is in doubt, you will be required to resolve the issue to the satisfaction of the Company in order to remain employed.

To acknowledge your understanding and acceptance of the terms and conditions of your employment set forth above, please sign and return this letter to me. Like most California employers, we are an “at will” employer.

We look forward to you joining the Shea Homes team!

Sincerely,

/s/ Bert Selva

Bert Selva

President & CEO, Shea Homes

This will acknowledge my acceptance of this offer of employment.

By	/s/ Andrew H. Parnes
Andrew H. Parnes

Date	8/22/12